Exhibit 24.2

POWER OF ATTORNEY

                Each person whose signature appears below authorizes John McFarlane, Peter Ralph Marriott, Scott McInnis and Judith Susan Downes and each of them, as attorneys-in-fact, to sign, pursuant to the requirements of the Securities Act of 1933, a registration statement on Form F-3 relating to the registration of the senior debt securities and subordinated debt securities of Australia and New Zealand Banking Group Limited, and any amendment, including post-effective amendments, to such registration statement or any related registration statement on his or her behalf, individually and in each capacity stated below, and to file any such amendment or related registration statement.

Name	Title	Date

/s/ David Edward Meiklejohn
David Edward Meiklejohn	Director	March 1st, 2005

/s/ John Powell Morschel
John Powell Morschel	Director	March 8th, 2005